Exhibit 10.14

CONVERSION AGREEMENT

This Conversion Agreement (the “Agreement”), dated as of January 16, 2009, is made and entered into by and between Mega Media Group, Inc. (the “Company”), and Boyard Management and Boris Motovich (the “collectively referred to as Lender”).

RECITALS

WHEREAS, the Lender made a $ 89,011.82 loan of office lease (the “Loan”) to the Company; and

WHEREAS, the Lender has agreed to convert the Loan into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1.
Conversion. The Lender shall convert the Loan into shares of the Company's Common Stock, at the rate of $0.01 per share (the “Conversion”) for a total of 8,911,000  shares. The Conversion shall be considered payment in full by the Company of all of the lease payments due up to the Lender through January 31, 2009 by Mega Media Group, Inc, and Echo Broadcasting Group, Inc.

2.
Binding Effect. This instrument is being executed by the Lender and shall be binding upon its successors and assigns for the uses and purposes above set forth and referred to, and shall be effective as of the date hereof.

3.	Governing Law. This instrument shall be governed by and enforced in accordance with the laws of the State of New York without any application of the principles of conflicts of laws.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Company and Lender as of the date first above written.

MEGA MEDIA GROUP, INC.

/s/ Alex Shvarts
                                                                                                                                 Alex Shvarts, CEO

THE LENDER

/s/ Boris Motovich
Boris Motovich,
Boyard Management